CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 12, 2013, relating to the financial statements and financial highlights and to the investment portfolios appearing in Item 6 of the Form N-CSR filing which appears in the July 31, 2013 Annual Report to Shareholders of The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia (constituting The American Funds Tax-Exempt Series I), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses and reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

September 27, 2013